Exhibit 10.7
AMENDMENT TO TRANSITION AGREEMENT

The October 22, 2018 Transition Agreement between Michael Stigers ("Executive), SUPERVALU, INC. ("Company), and United Natural Foods, Inc. ("UNFI" and together with Executive and Company, the "Parties"), is hereby amended as set forth below. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Transition Agreement.

1.Section 3, Executive's Employment Following Acquisition. Effective immediately, and continuing for the remainder of the Transition Period, Executive shall have the title of Chief Executive Officer, Cub Foods Retail, and shall continue to report to Sean Griffin.

The Company acknowledges and agrees that this change to Executive's title and job duties would constitute "Good Reason" for purposes of the Change of Control Agreement, and that until otherwise agreed by the Executive, and notwithstanding anything set forth in Section 3 of the Change in Control Agreement to the Contrary, he shall be entitled to exercise rights under the Change of Control Agreement as a result of these changes in duties until the end of the Transition Period (i.e., no later than October 21, 2020). Notwithstanding anything in the Change of Control Agreement to the contrary, however, Executive must provide the Company with at least one hundred twenty (120) days notice of his intent to exercise rights under the Change in Control Agreement under this Section 1. The Company shall not be required to attempt to cure the events giving rise to this trigger, and the Company may elect to immediately comply with the terms of the Change in Control Agreement; provided, however, that the Executive agrees that if the Company so requests, he shall perform his required duties and accountabilities fully (including but not limited to any transition services for a successor to his role) for this entire one hundred twenty (120) day period, in order to obtain the rights set out in the Change in Control Agreement as a result of such termination.

2.Section 4, Compensation. Executive shall continue to receive the compensation set forth in Section 4 of the Transition Agreement. In addition, Executive shall be eligible to receive an Incentive Payment, contingent on and subject to the conditions below related to the sale of Cub Foods Retail ("the Sale"). Any Incentive Payment due under this Section 2 shall be paid within thirty (30) days of the successful closing of the Sale, provided that all payments will be made in accordance with Section 409A of the Internal Revenue Code, as applicable.

a.Executive's eligibility to receive an Incentive Payment pursuant to this Section 2 is expressly contingent on the public announcement of the Sale ("the Announced Sale") occurring prior to the expiration of the Transition Period, and a subsequent successful closing of the Sale (even if such closing occurs after the expiration of the Transition Period).

b.The Purchase Price for purposes of determining the amount of the Incentive Payment shall be the amount paid by the Buyer for the Sale, net of(i.e. as duly reduced by) any deductions of any type or nature, including but not limited to any multi-employer pension liability, the exclusion of any real estate assets, or any other deductions, reductions, or exclusions.

c.Executive shall not be entitled to an Incentive Payment if he is not employed by UNFI or the Company as of the date of the Announced Sale, for any reason.

d.Contingent on and subject to the above conditions, Executive shall be eligible for an Incentive Payment as follows:

		Payment
Purchase Price:	$200,000,000 or greater	$1,000,000
	Between $180,000,000 and $199,999,999	$800,000
	Less than $180,000,000	$500,000

3.Transition Agreement Remains in Effect. Except where specifically modified, the Transition Agreement shall remain in full force and effect. For the avoidance of doubt, Executive acknowledges and agrees that, as set forth in Section 6 of the Transition Agreement, upon the expiration of the Transition Period, the COC Agreement (except as expressly set forth in this Amendment) shall be without further force or effect and Executive and UNFI will determine the terms and conditions of any continuing employment relationship.

4.Amendment. This Amendment to Transition Agreement may not be amended without the written consent of the Parties.

IN WITNESS WEREOF, the parties have executed this Amendment as of the dates set forth below.

United Natural Foods, Inc.		Michael Stigers

By:	/s/ Sean Griffin	Signature:	/s/ Michael Stigers

Title:	CEO SVU	Date:	3/27/2019

Date:	3/27/19

SUPERVALU, INC.

By:	/s/ Sean Griffin

Title:	CEO

Date:	3/27/19